Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2013 fourth quarter and year-end conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

As referenced in the earnings release, we set a record in the fourth quarter 2013 for new sales at $6.4 million which was on the heels of a record $6.2 million in new sales in the third quarter 2013. The last half of the year set us up nicely for the year 2014.

I’ll return to what is driving recent sales momentum after Kevin provides a review of our financial performance.

Kevin

Thank you, Mike.

Net new sales of $6.4 million were added in the fourth quarter of 2013 which helped increase Total Contract Value for the year to $102.3 million. Subscription-based agreements now represent 85% of our total Recurring Contract Value and 85% of total revenue for the fourth quarter. Also, fourth quarter Total Contract Value includes approximately $657,000 from new Customer Connect contracts--100% of which are subscription-based agreements.

Revenue for the fourth quarter 2013 was $22.9 million, an increase of 4% over the fourth quarter of 2012. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross selling and increasing contract value in our existing client base. Fourth quarter 2013 results include $91,000 of revenue from Customer Connect.

Consolidated operating income for the fourth quarter of 2013 was $6.0 million or 26% of revenue, compared to $5.8 million or 26% of revenue, for the same period last year. The 2013 fourth quarter consolidated operating income includes $366,000 in operating losses from Customer Connect. Operating income for the fourth quarter 2013 without Customer Connect was $6.4 million, which represents a 28% operating income margin and an increase in operating income of 11% over the fourth quarter of 2012.

Total operating expenses for the fourth quarter increased by 4%, from $16.2 million in 2012 to $16.9 million in 2013.

Direct expenses increased to $9.6 million for the fourth quarter, compared to $9.1 million for the same period in 2012. This is the result of increased variable costs related to revenue growth and higher survey volumes for subscription-based products. Direct expenses as a percent of revenue were 42% for the fourth quarter 2013 and are expected to continue at 42% of revenue for the full year in 2014.

Selling, general and administrative expenses increased to $6.3 million, or 28% of revenue, for the three-month period ended December 31, 2013, compared to $6.0 million or 27% of revenue for the same period in 2012. SG&A expense for the fourth quarter of 2013 without Customer Connect was $6.0 million or 26% of revenue.

Including the incremental expenses that are projected to be incurred for Customer Connect resources, consolidated SG&A expense is expected to be at 26% of revenue for the full year of 2014.

Depreciation and amortization expense for the fourth quarter 2013 was $944,000 compared to $1.1 million in the fourth quarter of 2012. The decrease was attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the fourth quarter and is expected to also be 4% of revenue for the full year in 2014.

The provision for income taxes totaled $2.2 million for the three-month period ended December 31, 2013, compared to $2.0 million for the same period in 2012. The effective tax rate was 36.6% for the fourth quarter of 2013, compared to the effective tax rate of 34.8% for the same period last year. The effective tax rate is expected to decrease to an average effective rate 35% for the full year in 2014 as a result of reduced expense from state income taxes.

Net income for the fourth quarter of 2013 increased by 2% to $3.8 million, compared to $3.7 million in 2012. For the fourth quarter of 2013, our combined non-GAAP diluted earnings per share was $0.15, compared to $0.15 for the fourth quarter of 2012.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

At the opening of the call today, I mentioned our strong sales in the last half of 2013 which were up 36% over the first half. All of this is great for top-line growth in 2014, but was too little too late for 2013—ending the year with a bleak 7% top line growth.

The drivers of sales in the last half of the year and the resulting growth in Recurring Contract Value coming into 2014 was the Picker patient experience product portfolio across the entire care continuum, from physician office and ambulatory visits to emergency department to hospital inpatient and also post-acute care settings.

The Picker brand is the strongest in the business, bar any competitor, and we have simply failed to capitalize on this asset. But when we do, the results are compelling.

In addition, Customer Connect contributed to sales growth in the last half of the year and is likely to increase its sales growth trajectory in 2014 as it staffs up its sales force. In fact, Connect is now the largest database of discharged patients in the United States which is building higher barriers to entry with each new client.

In addition to Connect, our resources and focus for 2014 is all about The Picker Institute patient experience measurement and improvement across the continuum in the United States and Canada.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.